Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-185564) pertaining to the AbbVie Savings Program of AbbVie Inc. of our report dated June 28, 2023, with respect to the financial statements and schedule of the AbbVie Puerto Rico Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Chicago, Illinois

June 28, 2023